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ADVISORY TAX AUDIT

July 10, 2024

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Vistagen Therapeutics, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Vistagen Therapeutics, Inc. dated July 12, 2024. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements made in Item 4.01 of Form 8-K.

Respectfully,

WithumSmith+Brown, PC

San Francisco, California

WithumSmith+Brown, PC 601 California Street, 18th Floor, San Francisco, California 94108-2834 T (415) 434 3744 F (415) 788 2260 withum.com